Exhibit 99.1

February 3, 2014	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Brad Borror 918-588-7582

ONEOK Completes Separation of its
Natural Gas Distribution Business

ONEOK, Inc. Now Consists of Sole General Partner
and Limited Partner Interests in ONEOK Partners

TULSA, Okla. – Feb. 3, 2014 – ONEOK, Inc. (NYSE: OKE) announced today it has completed its separation of the company’s natural gas distribution business into a stand-alone, publicly traded company called ONE Gas, Inc. (NYSE: OGS).

ONEOK shareholders of record at the close of business on Jan. 21, 2014, retained their shares of ONEOK stock and received one share of ONE Gas stock tax free (except for cash received in lieu of fractional shares as described below) for every four shares of ONEOK stock owned. No fractional shares of ONE Gas stock were issued; however, shareholders entitled to receive a fractional share of ONE Gas stock in the distribution will receive the cash value of that fractional share instead.

ONE Gas shares were distributed following the close of business on Jan. 31, 2014.

ONE Gas common stock will begin “regular-way” trading under the symbol “OGS” on the New York Stock Exchange (NYSE) today, Feb. 3, 2014, when markets open. ONEOK will continue to trade on the NYSE under the ticker symbol “OKE.”

Terry K. Spencer is now president and chief executive officer of ONEOK and ONEOK Partners, and a member of the ONEOK board of directors; he remains on the ONEOK Partners board. Spencer joined ONEOK in 2001 and has held positions of increasing responsibility, including most recently as president of ONEOK and ONEOK Partners.

Spencer succeeds John W. Gibson who retired after more than seven years as chief executive officer of ONEOK and ONEOK Partners and almost 14 years with the company, and becomes non-executive chairman of ONEOK, ONEOK Partners, L.P. (NYSE: OKS) and ONE Gas.

“ONEOK – through its ownership of the general partner and limited partner interests in ONEOK Partners – will continue to pursue value-creating growth opportunities to benefit its

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ONEOK Completes Separation of its Natural Gas Distribution Business

February 3, 2014

shareholders,” said Terry K. Spencer, ONEOK president and chief executive officer. “Our new structure as a pure-play general partner will enable us to significantly increase the dividend paid to shareholders, as evidenced by our December 2013 announcement that our 2014 dividend declared is expected to increase 53 percent, compared with 2013,” Spencer said.

ONEOK continues to hold its interests in ONEOK Partners, L.P., which include the sole general partner and limited partner interests that together represent 41.2 percent of the outstanding partnership interests, as of Dec. 31, 2013. No material impact to ONEOK Partners is expected as a result of this transaction.

Benefits for ONEOK stakeholders are expected to include:

•	Efficient return of capital to shareholders – returns cash to shareholders in the form of an increased dividend;

•	Shareholder alignment – appeals to investors looking for higher, pure-play general partner dividend payouts;

•
Improved capital deployment – will no longer utilize excess cash flow to fund the natural gas distribution business’ capital requirements, resulting in better capital allocation to create shareholder value and improve its competitive position;

•	Valuation – expected to be valued as a multiple of cash flows and on a dividend yield basis, consistent with other pure-play general partners, unlocking value for shareholders;

•	Transparency – ability to more effectively benchmark its performance against its general partner peers; and

•	More tailored growth strategies – sharpened management focus on distinct strategic goals.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is the general partner and as of Dec. 31, 2013, owns 41.2 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance (including projected future dividends), the benefits of the separation to our stakeholders and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,”

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ONEOK Completes Separation of its Natural Gas Distribution Business

February 3, 2014

“goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.

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